Exhibit 10.15
NVR, Inc.
Board of Directors’ Compensation Arrangement
The following is a description of NVR, Inc.’s (“NVR”) Board of Directors’ compensation arrangement. The Board of Directors’ compensation arrangement is not set forth in a formal written document, and therefore NVR is providing this description of the plan pursuant to Item 601(b)(10)(iii) of Regulation S-K.
Directors (other than those who are also salaried employees of NVR or any subsidiary) are entitled to receive reasonable compensation for their Board of Director (the “Board”) and Committee services, the amount and type of which is determined from time to time by the Board upon recommendation of the Compensation Committee. Each member of the Board receives an annual retainer totaling $75,000. In addition, Board members are paid an annual retainer of $8,000 for each Committee (except the Executive Committee) on which they serve. Each Committee Chair receives an additional annual fee, with the Audit Committee Chair receiving $20,000 and all other Committee Chairs (except the Executive Committee Chair) receiving $15,000. All fees are paid quarterly. Each member of the Board is also entitled to reimbursement of reasonable expenses incurred in traveling to and from Board and Annual meetings and other expenses incurred in the discharge of their duties. In addition, Board Members may be issued fixed-price stock option grants to purchase shares of NVR common stock (“Options”) and/or restricted share units (“RSUs”). The Options and RSUs are granted at fair market value on the date of grant. The number of Options and RSUs granted and the vesting period are determined by the Compensation Committee.